RBTT SHAREHOLDERS APPROVE AMALGAMATION WITH RBC CARIBBEAN SUBSIDIARY
(PORT OF SPAIN, March 26, 2008) — RBTT Financial Holdings Limited today announced that its shareholders have voted in favor of the proposed amalgamation of RBTT with a Caribbean subsidiary of Royal Bank of Canada (RBC), [RY on the TSX and NYSE]. The decision was taken today at a special meeting of shareholders held at the Hilton Trinidad and Conference Centre.
The amalgamation resolution was approved by more than 98.18% of the votes cast by holders of ordinary shares, greatly exceeding the required 75% approval.
RBTT and RBC had announced an agreement on October 2, 2007, for RBC to acquire RBTT for a total purchase price of approximately TT$13.8 billion (approximately US$2.2 billion at exchange rates as of September 28, 2007).
RBTT Group Chairman Peter July said, “This is an historic decision, which will benefit all stakeholders. We now move to satisfy the requisite regulatory requirements to ensure that we can close this transaction within the shortest possible timeframe.”
Following the completion of the amalgamation, RBTT Financial Holdings Limited and RBC Holdings (Trinidad & Tobago) Limited, a subsidiary of RBC, will amalgamate and continue as a wholly owned indirect subsidiary of RBC.
RBTT shareholders will receive total per share consideration in the amount of approximately TT$40.00 (subject to variation in certain circumstances as further described in the RBTT Directors’ Circular) which will be payable in a combination of cash (approximately 60%) and RBC common shares (approximately 40%).
For each RBTT ordinary share held, shareholders will receive TT$24.00 in cash (or, at the election of the RBTT shareholder, the U.S. dollar equivalent of TT$24.00) and a fractional number of RBC common shares equal to an exchange ratio (based on the U.S. dollar equivalent of TT$16.00). The number of RBC common shares to be received by RBTT shareholders is subject to a plus or minus 10% “collar” based on an RBC share price of US$54.42 (the average trading price of RBC common shares on the NYSE for the five consecutive trading days ending on September 28, 2007).
The closing of the transaction is subject to customary conditions, including the receipt of regulatory approvals. The transaction is expected to close in May or June 2008.
For further information regarding the transaction, please refer to the RBTT Directors’ Circular. RBTT will advise shareholders closer to the time of closing about the procedures for surrendering and receiving payment for their shares.
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MEDIA RELEASE
Members of the RBTT FINANCIAL GROUP: RBTT Bank Limited, RBTT Merchant Bank Limited, RBTT Trust Limited, RBTT Bank Caribbean Limited, RBTT Bank (SKN) Limited, RBTT Bank Grenada Limited, RBTT Bank N.V., RBTT Bank Aruba N.V., RBTT Bank (Suriname) N.V., RBTT Bank Jamaica Limited, RBTT Bank Barbados Limited, RBTT Bank International N.V., RBTT Trust Corporation, and RBTT Albion Limited.

RBTT Financial Group
Port of Spain
Paul Charles, (868) 623-1322 ext. 2449, paul.charles@tt.rbtt.com
Investor contacts:
RBTT
Paul Charles, (868) 623-1322 Ext. 2449, paul.charles@tt.rbtt.com
Mary Siu Butt, (868) 623-1322 Ext. 2406, mary.siubutt@tt.rbtt.com
Notice to United States Residents
Following the completion of the amalgamation, there will be an issuance of common shares of RBC, which is a non-U.S. company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the circular have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
MEDIA RELEASE
Members of the RBTT FINANCIAL GROUP: RBTT Bank Limited, RBTT Merchant Bank Limited, RBTT Trust Limited, RBTT Bank Caribbean Limited, RBTT Bank (SKN) Limited, RBTT Bank Grenada Limited, RBTT Bank N.V., RBTT Bank Aruba N.V., RBTT Bank (Suriname) N.V., RBTT Bank Jamaica Limited, RBTT Bank Barbados Limited, RBTT Bank International N.V., RBTT Trust Corporation, and RBTT Albion Limited.